Exhibit 99.1

ITT Inc. 1133 Westchester Ave. White Plains, NY 10604 tel 914 641 2000

Press Release

ITT Announces CEO Transition Plan

Luca Savi, ITT’s EVP and COO, to Succeed

Denise Ramos as CEO and President in January 2019

WHITE PLAINS, N.Y., Aug. 2, 2018 – ITT Inc. (NYSE: ITT) today announced that CEO and President Denise Ramos has decided to retire. She will continue to serve as CEO until Jan. 1 and in an advisory role to the company until her retirement on March 1, 2019. As part of the company’s long-term succession planning process, Luca Savi has been named to the newly created role of President and Chief Operating Officer, and he will become Chief Executive Officer and President on Jan. 1, 2019.

For the remainder of 2018, Savi will continue to report to Ramos as they work together, along with the ITT Leadership Team and Board of Directors, to ensure a seamless transition. He will remain responsible for driving global business performance and expanding world-class capabilities across the company.

“It has been an honor to lead ITT over the past seven years, and I am very proud of the performance and success that our talented team has achieved together,” said Ramos, who joined ITT in 2007 as Chief Financial Officer. “In discussing succession planning with the Board of Directors, it has been clear that we have a leader in Luca who brings a unique combination of capabilities that will power ITT on the next part of its journey.

“As a member of the ITT Leadership Team, Luca has helped shape and execute the strategies that have driven our strong ongoing performance, and he has a proven track record of leading innovation, business and market growth, and operational excellence – both at ITT and in other roles throughout his career at companies such as Honeywell and Royal Dutch Shell. His global perspective, growth-oriented mindset and intense focus on customers make him uniquely qualified to continue our legacy of creating value,” said Ramos.

Frank MacInnis, Chairman of ITT’s Board of Directors, said: “Denise’s leadership over the past seven years has been outstanding as she has successfully driven the creation of a company distinguished by its strong performance, attractive portfolio of businesses, robust balance sheet and intense commitment to building a vibrant culture. During her tenure, ITT has continually created value for shareholders as market capitalization has grown to $4.9 billion, an increase of more than 2.5X. This planned transition comes at a time of strength for ITT and the Board of Directors is confident that Luca is well-qualified to lead the company’s continued development and growth.”

Savi said, “It is a privilege to have the opportunity to be the next leader of this incredible company. We continue our journey with the support of our strong Board of Directors, our experienced leadership team, and our talented and committed ITT’ers all around the world. We will build on the foundation that we have created over the past several years and work together to support the continued betterment of our company for our customers, employees, shareholders and communities.”

Savi joined ITT in 2011 and most recently served as Executive Vice President and Chief Operating Officer, where he worked closely with the company’s three segments to implement sustainable management systems that have helped drive operating margin expansion, working capital improvements and overall business performance. Given these advancements, the company will not seek to fill the COO role in January. Savi also served as president of the company’s Motion Technologies segment, where he led the development of strong operational capabilities, revenue growth of 55 percent, global expansion and customer-centric innovation such as the ITT Smart Pad.

As previously announced, the company will release its second-quarter 2018 financial results at 6 a.m. ET, on Friday, August 3, 2018. At 9 a.m. ET, senior management will review financial and operating results, comment on current conditions and answer questions during an investor briefing.

The briefing can be accessed live by calling +1 (706) 643-7542 (ID#: 5988295). A real-time audio webcast of the presentation can be accessed at www.itt.com/investors, where related materials will be posted prior to the presentation and a replay of the webcast will be available for 90 days following the presentation.

A replay of the briefing will be available telephonically from two hours after the webcast until Friday, August 17, 2018, at midnight. The telephone replay will be available by calling +1 (800) 585-8367 (ID#: 5988295).

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2017 revenues of $2.6 billion. For more information, visit www.itt.com.

Contacts:

Investors: Jessica Kourakos +1 914-641-2030 jessica.kourakos@itt.com	Media: Kathleen Bark +1 914-641-2103 kathleen.bark@itt.com

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